Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Massachusetts AMT-Free Municipal Income Fund f/k/a Nuveen Insured Massachusetts Tax-Free
Advantage Municipal Fund

811-21216


The annual meeting of shareholders was held in the offices of Nuveen Investments on January 3, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to February 7, 2014, March
7, 2014, April 4, 2014 and May 2, 2014.


Voting results for the meeting are as follows:

<c> Common and Preferred
 Shares voting together as a class
<c>  Preferred Shares
To approve an Agreement and Plan of
Reorganization


   For
             2,564,704
             1,104,238
   Against
                121,778
                  46,538
   Abstain
                  72,672
                  11,644
   Broker Non-Votes
             1,763,681
                769,871
      Total
             4,522,835
             1,932,291






Proxy materials for the annual meeting are herein incorporated by reference to the SEC filing on October 18, 2013, under Conformed Submission Type 497, accession number 0001193125-13-404011.